Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
1.	Registration Statement (Form S-8 No. 333-93379) pertaining to the Cerner Corporation Foundations Retirement Plan,

2.	Registration Statement (Form S-8 No. 033-56868) pertaining to the Cerner Corporation Foundations Retirement Plan,

3.	Registration Statement (Form S-8 No. 033-20155) pertaining to the Cerner Corporation Foundations Retirement Plan,
of our report dated June 28, 2010, with respect to the Statement of Net Assets Available for Benefits of the Cerner Corporation Foundations Retirement Plan as of December 31, 2009 included in this Annual Report on Form 11-K.
/s/ Mayer Hoffman McCann P.C.
Leawood, Kansas
June 24, 2011